March 21, 2014

Dear Summit Healthcare REIT, Inc. Shareholder:

This letter is to inform you of recent actions taken by our Board of Directors and the Independent Members of the Board of Directors (collectively, the “Board”) of Summit Healthcare REIT, Inc. (the “REIT” or the “Company”).

Advisory Agreement Termination

On March 17, 2014 we provided our advisor Cornerstone Realty Advisors, LLC (the “Advisor”) with notice of termination of the Advisory Agreement (the “Agreement”) that governs the relationship between our Advisor and the REIT. Our Board voted to take this action after conducting a thorough analysis, considering several alternatives and determined that a termination of the Agreement was in the best interest of our Company and its shareholders. The effective date of the termination will be May 16, 2014 as the Agreement provides for a 60 day transition period.

Moving Forward

You will shortly receive a more comprehensive year end shareholder letter that discusses our operating results and accomplishments in 2013. That letter will be sent in conjunction with the filing of our annual report on Form 10-K. However, we think it is important to outline how the Agreement termination may impact the REIT moving forward.

•	We intend to become a self-managed REIT. Since our inception, we have been an external- managed entity that depended upon the Advisor for personnel and services to conduct our day-to-day activities. As part of the process of becoming self-managed, we intend to hire employees who will work directly for the Company to conduct our business affairs, and who will continue to implement the restructuring plan that we embarked upon two years ago. We may or may not be able to hire certain employees of the Advisor to fill the roles we consider strategic, and we plan to outsource certain ministerial functions and services.

•	We intend to relocate the Company to a location separate from the Advisor, but remain in Orange County, CA. We believe that our office space needs can be accommodated at a lower cost than the amount that has previously been allocated to the REIT.

•	We believe that on an intermediate to long term basis, becoming a self-managed REIT will create numerous opportunities for cost savings as compared to the overhead reimbursement and fee structure under the current Agreement. We believe this effort will be accretive to shareholders, and over time will have a positive impact on both cash flow and the value of your shares.

•	In the short term we will incur certain transition costs that may have the impact of being temporarily dilutive to the cash flow and value of your shares. However, we believe this short term impact will be more than offset by the intermediate and long term benefits we anticipate realizing.

We look forward to continuing to serve you. If you have any questions, please contact your financial advisor or Investor Services at (888) 522-1771.

Sincerely,

Dominic J. Petrucci

Chief Financial Officer

cc: Financial Advisor

This letter contains forward-looking statements relating to the business and financial outlook of Cornerstone Core Properties REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Cornerstone Core Properties REIT, Inc.’s annual report on Form 10-K for the year ended December 31, 2012, and quarterly report for the periods ended March 31, 2013, June 30, 2013, and September 30, 2013. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

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